CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2015, relating to the financial statements and financial highlights of Satuit Capital Management Trust, comprising Satuit Capital U.S. Emerging Companies Fund and Satuit Capital U.S. Small Cap Fund (the “Funds”) for the year ended October 31, 2015, and to the references to our firm under the headings “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” and “Other Service Providers” and “Legal Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 29, 2016